EXHIBIT 99

NEWS RELEASE

DES MOINES, Iowa, (GLOBE NEWSWIRE) - EMC Insurance Group Inc. (Nasdaq:EMCI) and its parent company Employers Mutual Casualty Company (EMCC) and their subsidiary and affiliated insurance companies (collectively “EMC Insurance Companies®” or “EMC”) is issuing the following news release.

For Immediate Release

October 29, 2018

Contact:    Steve Walsh
Investor Relations
EMC Insurance Group Inc.
515-345-2515
steve.t.walsh@emcins.com

EMC Insurance Companies® Enters into an Agreement with
Safeco Insurance® for Transition of Personal Lines Business

(DES MOINES, Iowa) - EMC Insurance Companies (“EMC”) announced today they have entered into an agreement with Safeco Insurance (“Safeco”), a Liberty Mutual Company, to provide EMC-licensed agents an opportunity to transition their EMC personal lines policies to Safeco beginning in the first quarter of 2019.

This agreement is a result of Des Moines-based EMC making a strategic decision to dedicate more time and resources to its commercial, reinsurance and life businesses across 43 states, which accounts for more than 90 percent of the company’s current premiums. The agreement with Safeco will also allow EMC to provide a smooth transition for personal lines policyholders, and the independent agents in 23 states they currently utilize to sell and service personal lines policies.

“The personal lines marketplace is highly competitive and has evolved significantly since we first entered it back in the 1950s. This is a decision we made with careful, strategic consideration given our long history in the business,” said Bruce G. Kelley, President and CEO of EMC Insurance Companies. “We are focused on maximizing profit and growth potential and believe that can best be accomplished by further strengthening and expanding our commercial lines.”

As one of the country’s leading personal lines insurers, Safeco is no stranger to this type of arrangement. The company has developed similar agreements with other insurers in the past few years given Safeco’s book transfer expertise and high levels of satisfaction for personal lines among independent agents.

“We are pleased to have been selected by EMC for our industry-leading approach to book transfers, which combines excellent products and technology with an agent-first culture,” said Gary Fischer, Senior Vice President of IA Channel Growth and Engagement at Safeco Insurance. “We are committed to the success of the independent agent channel and are excited to work with EMC agents throughout this transfer to provide customers with a smooth transition.”

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About EMC Insurance Companies
EMC Insurance Companies is among the top 50 insurance organizations in the country based on net written premium, with more than 2,500 employees. Employers Mutual Casualty Company (EMCC) was organized in 1911 to write workers’ compensation protection in Iowa. Today, operating under the trade name EMC Insurance Companies, the company provides property and casualty insurance products and services throughout the United States and writes reinsurance contracts worldwide. EMCC is licensed in all 50 states and the District of Columbia. For more information, visit www.emcins.com.

About EMC Insurance Group Inc.
EMC Insurance Group Inc. (EMCI) is a publicly held insurance holding company, which was formed in 1974 and became publicly held in 1982. Its common stock trades on the Global Select Market tier of the Nasdaq Stock Market under the symbol EMCI. EMCI’s parent company is EMCC. Additional information regarding EMCI may be found at investors.emcins.com.

About Safeco Insurance
Established in 1923 and based in Seattle, Washington, Safeco Insurance sells personal automobile, homeowners and specialty products throughout the United States through a network of more than 10,000 independent insurance agencies. Safeco is owned by Boston-based Liberty Mutual Insurance, which is a leading global insurer with operations in 30 countries around the world and is the third largest property and casualty insurer in the U.S. based on 2017 direct written premium data, as reported by the National Association of Insurance Commissioners. The company also ranks 68th on the Fortune 100 list of largest corporations in the U.S. based on 2017 revenue. As of December 31, 2017, it had $39.4 billion in annual consolidated revenue. For more information about Safeco Insurance, go to www.Safeco.com.